Gmail

Gabriel Mendez <techmangabe@gmail.com>

Welcome to the CompuVest Affiliate Program

1 message

Compuvest <noreply@cj.com> Thu, Jul 21, 2011 at 1:10 AM
Reply-To: noreply@cj.com
To: techmangabe@gmail.com

CompuVest

FASTER - BETTER - LOWERCOST since 1997

Welcome to the ComuVest Affiliate Program with Commission Junction!

Dear GABRIEL MENDEZ,

Established in 1996, Compuvest.com soon became an Internet leader in low cost computer parts. The brand reputation grew quickly as customers demanded lower prices, faster service and higher quality in this new marketplace.

Compuvest.com has now become a digital market maker around the world selling products on the secure web site. As a result we have gained trust and become major suppliers to resellers, major corporations and governments from Washington DC to Moscow

What CompuVest Has To Offer

The hottest deals in the computer industry!
We purchase new products as well as manufacturer excess, overstock, and slightly obsolete inventories in large quantities allowing us to offer products to you at the best price.

We also have successfully reduced operating costs, improved customer service levels and enhanced world class shipping capabilities which equates to Faster Better and Lower Cost products for our customers.

About This Program

- You will earn a starting commission of 5% on all sales.
- You can utilize our product catalog for direct product links.
- Our open search policy allows you to feel free to use your creativity if you do SEM to earn as much with us as possible.
- Receive up-to-date banners and ads.
- We now offer coupons and periodic deals that we will send out for you to promote.
- Our dedicated account manager is here to assist you with anything you may need.

Banners and Links